UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.     )

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☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐  Definitive Proxy Statement
☑  Definitive Additional Materials
☐  Soliciting Material Pursuant to § 240.14a-12

Target Corporation
(Name of Registrant as Specified In Its Charter)

Pershing Square, L.P.
Pershing Square II, L.P.
Pershing Square IV Trade-Co, L.P.
Pershing Square IV-I Trade-Co, L.P.
Pershing Square International, Ltd.
Pershing Square International IV Trade-Co, Ltd.
Pershing Square International IV-I, Ltd.
Pershing Square Capital Management, L.P.
PS Management GP, LLC
Pershing Square GP, LLC
Pershing Square Holdings GP, LLC
William A. Ackman
Michael L. Ashner
James L. Donald
Ronald J. Gilson
Richard W. Vague
Ali Namvar
Roy J. Katzovicz
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE
The Nominees For Shareholder Choice Issue a Public Letter to
Target Corporation Shareholders
NEW YORK, May 13 – The Nominees for Shareholder Choice today sent a letter to shareholders of Target Corporation (NYSE: TGT) in connection with Target’s upcoming Annual Meeting of Shareholders. The full text of the letter follows:
The Nominees for Shareholder Choice
c/o Pershing Square Capital Management, L.P.
888 Seventh Avenue, 42nd Floor
New York, NY 10019
Questions for Target’s Board in connection with
the Election of Directors at the 2009 Annual Meeting of Shareholders
The Nominees for Shareholder Choice urge shareholders of Target Corporation to ask the board of directors of Target the following questions in connection with the company’s upcoming Annual Meeting of Shareholders, which is scheduled to be held on May 28, 2009. We believe that the board’s answers to these questions will assist shareholders in deciding how to vote their shares at the Annual Meeting. Target’s Investor Relations department can be reached by telephone at (612) 761-6742 and by email at investorrelations@target.com.
1.	Misleading Shareholders – Moving the Target: Target’s board has acknowledged that Pershing Square has consistently supported Target’s executive management team. We have not changed our view. Yet, the board has not acknowledged that Pershing Square holds Target’s incumbent directors accountable for the company’s underperformance.

Does Target’s board deny its accountability for the company’s strategic missteps in its credit card business and its failure to fully explore strategic alternatives for its real estate assets? Why is the board attempting to mislead shareholders by confusing its record with Pershing Square’s support for Target’s management team?

2.	Denying Fresh Perspectives: Target has publicly stated that it does not believe that any of the Nominees for Shareholder Choice would “add value to the board.” We note that the Nominees for Shareholder Choice are highly qualified and experienced and, if elected, they would bring senior operating experience that is directly relevant to Target’s core businesses and assets, as well as corporate governance expertise and a shareholder perspective.

Why does Target think that the Nominees for Shareholder Choice would bring “no value” to the board? What is the downside of electing some or all of the Nominees for Shareholder Choice?

3.	Circling the Wagons: As recently as January of this year, Target had 13 members on its board, but now the company is seeking a shareholder vote to “determine” that the size of the board is 12.

Why would Target rather shrink the board than let shareholders choose one of the Nominees for Shareholder Choice to join the board?

4.	Cozy Relationships: The chair of Target’s nominating committee, Stephen Sanger, serves as a director and a member of the compensation committee of the board of Wells Fargo & Co. Mr. Sanger received over $1.25 million in fees and equity-based compensation from Wells Fargo over the past five years. Target’s nominating committee nominated Richard Kovacevich, an incumbent Target director and the Chair of the Wells Fargo board, for re-election at the upcoming annual meeting.

Did Mr. Sanger recuse himself from the consideration of Mr. Kovacevich’s nomination in light this apparent conflict?

5.	Corporate Governance – Missing the Target: Target prides itself on having best-in-class governance principles. Incumbent nominee, Solomon Trujillo, the CEO of an Australian telecommunications company, has been on the Target board for 15 years. Some time after the company’s 2006 annual meeting, Target changed its corporate governance guidelines to extend its board member term limit from 15 years to 20 years. Mr. Trujillo appears to be the only incumbent director to benefit from this degradation of Target’s corporate governance principles.

Is the continued service of an Australian Telecom CEO worth compromising Target’s governance principles? Is it in the best interest of shareholders to have the same director for 20 years? How does Mr. Trujillo’s expertise add more value to Target than that of any of the Nominees for Shareholder Choice who have deep expertise in retail, credit cards, real estate, shareholder value and corporate governance?

6.	Rejecting Choice – One Proxy Card for All Nominees: Ron Gilson, a leading corporate governance expert and one of the Nominees for Shareholder Choice, has urged the use of a universal proxy card and requested (twice) that Target and the incumbent nominees consent to be named on a single card, at Pershing Square’s expense. Shareholders should be able to conveniently choose the best candidates from both slates without having to attend the Annual Meeting in person. Target rejected a universal proxy card and ignored repeated requests to name all nominees on a single proxy card.

Why is Target’s board limiting shareholder choice? Why has Target’s board ignored repeated requests to name all nominees on one proxy card?

7.	Refusing Shareholder Board Representation: Pershing Square is the third largest beneficial owner of Target shares. Based on recent market prices, this stake includes approximately $1 billion in shares of common stock (3.3% of the company) and $280 million in stock options (4.5% of the company – until these options are exercised, the stock underlying these options cannot be voted). Pershing Square is Target’s fourth largest shareholder based on its common stock holdings alone. In contrast, Target’s independent directors own less than 0.1% of the company in the aggregate.

Why should a large, long-term shareholder be denied any representation on a board when the incumbent independent directors have little “skin in the game”?

8.	Lack of Ownership Culture Fostered by Poor Governance: In the past five years prior to the day Pershing Square announced the candidacies of the Nominees for Shareholder Choice, Target’s directors and executive management purchased approximately $4 million of shares, but sold shares worth approximately $429 million during the same period.

Why would the compensation plans approved by the Target board allow directors and executive management to sell $429 million of Target stock over a five-year period?

9.	Failed Nominating Process: Target describes the selection of the Nominees for Shareholder Choice as “hasty and last-minute.” This allegation comes after Target refused to meet or interview two Nominees for Shareholder Choice – Michael Ashner, a seasoned real estate investor and owner-manager, and Richard Vague, a former credit card industry CEO who successfully built and sold two highly successful credit card companies.

Why did the Target board refuse to appropriately consider Messrs. Ashner and Vague? Regardless of which process the board used to identify its nominees, how is it that the board concluded that only the incumbent nominees fit the bill?

10.	Failed Assessment of Strategic Alternatives: When assessing strategic transactions for its credit card business, Target’s board elected to retain the credit risks associated with the credit card business, despite repeated requests by Pershing Square to reduce credit and funding risk. We believe that as a result of this ill-advised decision, Target’s credit card operating profits fell by 65% in 2008. In our view, this has been a major contributing factor to the 51% decline in Target’s stock price from the beginning of the fourth quarter of 2007 to the date immediately prior to the announcement of the Nominees for Shareholder Choice for the upcoming election.

Why did the Target board wait until prodding by Pershing Square to mitigate funding risk in its credit card portfolio? Why did the board ignore Pershing Square’s repeated requests to transfer credit risk to a partnering financial institution? Why should shareholders not hold incumbent nominee Mr. Kovacevich, the board’s self-described “credit card” expert, accountable for this destruction of shareholder value?

With respect to its real estate assets, Target owns over 200 million square feet of retail real estate and over 35 million square feet of distribution facilities, which we believe to be worth approximately $40 billion. Target’s enterprise value is approximately $49 billion, implying that the retail business, excluding the value of the real estate and the credit card assets, is worth practically nothing. Clearly, that is not the case. Despite this stock market mispricing, the board has decided not to explore alternatives to unlock real estate value for shareholders.

Why has the board refused to explore alternatives to unlock value in the company’s real estate portfolio?

11.	Lack of Focus: Another incumbent nominee, George Tamke, is a partner at the private investment firm Clayton, Dubilier & Rice, Inc. (CDR). Mr. Tamke is a director of three of CDR’s portfolio companies and the chairman of two of these companies. Three other incumbent directors serve on the boards of major financial institutions that clearly need more time and focus, including Citigroup, Goldman Sachs and Wells Fargo.

Does Mr. Tamke have sufficient time to devote to his service as a director of Target, which is also under strain in the current economic environment? Is Mr. Tamke better qualified than any of the Nominees for Shareholder Choice? Will the other incumbent directors dedicate as much or more time to Target as to their challenged financial institutions?
Vote Now – Vote Today
The date of Target’s Annual Meeting is fast approaching. We urge Target shareholders to submit their proxies as soon as possible so that their votes are counted. For more information please visit www.TGTtownhall.com.
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Additional Information
In connection with Target’s 2009 Annual Meeting of Shareholders, Pershing Square Capital Management, L.P. and certain of its affiliates (collectively, “Pershing Square”) have filed a definitive proxy statement on Schedule 14A with the Securities and Exchange Commission (the “SEC”) containing information about the solicitation of proxies for use at the 2009 Annual Meeting of Shareholders of Target Corporation. The definitive proxy statement and the GOLD proxy card were first disseminated to shareholders of Target Corporation on or about May 2, 2009.
SHAREHOLDERS OF TARGET ARE URGED TO READ THE PROXY STATEMENT CAREFULLY BECAUSE IT CONTAINS IMPORTANT INFORMATION. The definitive proxy statement and other relevant documents relating to the solicitation of proxies by Pershing Square are available at no charge on the SEC’s website at http://www.sec.gov. Shareholders can also obtain free copies of the definitive proxy statement and other relevant documents at www.TGTtownhall.com or by calling Pershing Square’s proxy solicitor, D. F. King & Co., Inc., at 1 (800) 290-6427.
Pershing Square and certain of its members and employees and Michael L. Ashner, James L. Donald, Ronald J. Gilson and Richard W. Vague (collectively, the “Participants”) are deemed to be participants in the solicitation of proxies with respect to Pershing Square’s nominees. Detailed information regarding the names, affiliations and interests of the Participants, including by security ownership or otherwise, is available in Pershing Square’s definitive proxy statement.

Cautionary Statement Regarding Forward-Looking Statements
This letter contains forward-looking statements. All statements contained in this letter that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. These statements are based on current expectations of Pershing Square and currently available information. They are not guarantees of future performance, involve certain risks and uncertainties that are difficult to predict and are based upon assumptions as to future events that may not prove to be accurate. Pershing Square does not assume any obligation to update any forward-looking statements contained in this letter.
About Pershing Square Capital Management, L.P.
Pershing Square Capital Management, L.P., based in New York City, is a SEC registered investment advisor to private investment funds. Pershing Square manages funds that are in the business of trading – buying and selling – securities and other financial instruments. Funds managed by Pershing Square have long positions in stock, options and other financial instruments tied to the performance of Target Corporation’s stock. Pershing Square has and in the future may increase, decrease, dispose of, or change the form of its investment in Target Corporation for any or no reason.
Contact:
Pershing Square Capital Management, L.P.
William A. Ackman, 212-813-3700